Exhibit 99.1
FOR IMMEDIATE RELEASE
Suntron Corporation Reports Second Quarter 2006 Results
PHOENIX, AZ — August 10, 2006 — Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported net sales of $85.1 million and an operating loss of $0.4 million for the second quarter of 2006. These results include $0.5 million of restructuring charges related to severance, retention and lease exit costs primarily associated with the Company’s previously announced decision to transfer its Northeast contract manufacturing business unit located in Lawrence, Massachusetts to other Suntron sites.
Gross profit for the second quarter of 2006 improved to $6.2 million, compared to $3.9 million in the second quarter of 2005. As a percentage of net sales, gross profit improved to 7.3% for the second quarter of 2006, compared to 4.7% on net sales of $81.8 million in the second quarter of 2005. This improvement in gross profit for the second quarter of 2006 was primarily attributable to the cumulative impact of restructuring and cost containment actions that were initiated throughout 2005 and supplemented by a 4% increase in net sales. Sequentially, gross profit as a percentage of sales decreased from 8.4% on net sales of $95.8 million in the first quarter of 2006. Net sales for the first quarter of 2006 included a one-time spike in sales to a customer in the industrial market sector.
Operating loss for the second quarter of 2006 improved by $2.7 million to $0.4 million, compared to an operating loss of $3.1 million for the second quarter of 2005. For the first quarter of 2006, operating income was $1.7 million, which was primarily attributable to incremental gross profit associated with higher net sales.
Net loss for the second quarter of 2006 was $1.3 million, an improvement of $2.4 million compared to the second quarter of 2005. Consequently, loss per share improved by $0.09 per share to a loss of $0.05 per share for the second quarter of 2006. For the first quarter of 2006, net loss was $1.1 million and loss per share was $0.04 per share.
“Though we continue to see positive results from the cost reduction initiatives we took in 2005 we remain focused on right-sizing the business and improving the utilization of our assets,” stated Paul Singh, Suntron’s president and chief executive officer. “In the first six months of 2006, we have refinanced our credit facility, obtained a secured subordinated loan from an affiliate of our majority stockholder, sold a building and land in Sugar Land, Texas and initiated the right-sizing of our operations in the Northeast. These actions have helped reduce the Company’s outstanding debt by approximately $15 million since the beginning of 2006 and enhanced our borrowing availability to support profitable future growth,” added Mr. Singh.
“Additionally, our refocused sales and marketing efforts have resulted in increased new product introduction and new customer activity that provides us with several opportunities for future growth, including the addition of four new customers during the quarter. However, as we look ahead to the third quarter of 2006, we expect net sales will be in the range of $71 million to $75 million reflecting the delay in the ramp-up of certain new programs and the seasonality with certain customers. While we remain focused on right-sizing our fixed cost structure, our management team is committed to continuing to exceed customer expectations and improve operating performance,” concluded Mr. Singh.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the aerospace and defense, industrial, semiconductor capital equipment, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, large scale and complex system integration and test. The Company has approximately 1,680 employees and contract workers.
Non-GAAP Information
In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Suntron also discloses certain non-GAAP results of operations that exclude certain items. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. The primary measure of our operating performance is net income (loss). However, the Company’s lenders, internal management and many investment analysts believe that other measures provide additional information to further analyze the company’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. See the tables to this press release for a reconciliation of GAAP amounts to non-GAAP amounts.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor capital equipment market segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and retain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Risk Factors” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.
Visit www.suntroncorp.com or call 888-520-3382 for more information.
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CONTACT:	Suntron Corporation Paul Singh, President and CEO Thomas B. Sabol, Chief Financial Officer 602-789-6600 ir@suntroncorp.com

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Quarter Ended
	July 3,	April 2,	July 2,
	2005	2006	2006
Net Sales	$81,758	$95,795	$85,101
Cost of Goods Sold	77,884	87,781	78,895

Gross profit	3,874	8,014	6,206

Operating Expenses:
Selling, general and administrative expenses	6,136	6,051	6,198
Severance, retention, and lease exit costs	611	122	222
Related party management and consulting fees	187	188	187

Total operating expenses	6,934	6,361	6,607

Operating income (loss)	(3,060)	1,653	(401)
Other Income (Expense):
Interest expense	(1,187)	(2,825)	(938)
Gain on sale of assets	397	20	26
Interest and other income (expense)	105	15	(3)

Total other income (expense)	(685)	(2,790)	(915)

Net loss	$(3,745)	$(1,137)	$(1,316)

Loss Per Share (Basic and Diluted)	$(0.14)	$(0.04)	$(0.05)

Weighed Average Shares Outstanding (Basic and diluted)	27,415	27,456	27,526

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

	December 31,	April 2,	July 2,
	2005	2006	2006
ASSETS
Current Assets:
Cash and equivalents	$59	$90	$109
Trade receivables	51,377	53,789	49,224
Inventories	61,985	62,752	61,120
Land, building and improvements held for sale, net	18,772	1,198	—
Prepaid expenses and other	1,430	1,541	1,341

Total Current Assets	133,623	119,370	111,794
Net property and equipment	8,367	7,272	6,483
Goodwill	10,918	10,918	10,918
Debt issuance costs, net	1,586	860	791
Identifiable intangible assets	675	625	575
Deposits and other	180	1,719	1,764

Total Assets	$155,349	$140,764	$132,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,605	$40,717	$32,345
Outstanding checks in excess of cash balances	1,039	1,021	4,143
Borrowings under revolving credit agreement	47,000	23,106	21,312
Accrued compensation and benefits	6,181	7,213	6,250
Current portion of accrued exit costs related to facility closures	494	402	540
Payable to affiliates	501	218	410
Other accrued liabilities	5,934	2,867	2,760

Total Current Liabilities	99,754	75,544	67,760
Long-term Liabilities:
Subordinated debt payable to affiliate	—	10,000	10,421
Accrued exit costs related to facility closures	122	62	—
Other	905	1,519	1,642

Total Liabilities	100,781	87,125	79,823

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 10,000 shares, none issued	—	—	—
Common stock, $.01 par value. Authorized 50,000 shares; issued and outstanding 27,415, 27,490 and 27,548 shares, respectively	274	275	275
Additional paid-in capital	380,744	380,675	380,854
Deferred stock compensation	(276)	—	—
Accumulated deficit	(326,174)	(327,311)	(328,627)

Total Stockholders’ Equity	54,568	53,639	52,502

Total Liabilities and Stockholders’ Equity	$155,349	$140,764	$132,325

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

	Q2	Q1	Q2
	2005	2006	2006
Net Loss (GAAP)	$(3,745)	$(1,137)	$(1,316)
Restructuring Expenses	1,086	198	467
Stock Compensation Expense	40	207	179
Write-off of Debt Issuance Costs	—	1,447	—

Net Income (Loss) (Non-GAAP)	$(2,619)	$715	$(670)

Loss Per Share (GAAP)	$(0.14)	$(0.04)	$(0.05)

Earnings (Loss) Per Share (Non-GAAP)	$(0.10)	$0.03	$(0.02)

OTHER SELECTED FINANCIAL DATA
(In Thousands)

	Q2	Q1	Q2
	2005	2006	2006
EBITDA	$(538)	$3,342	$749
Cash Flow Provided (Used) by Operating Activities	4,234	(1,137)	(2,049)
Restructuring Charges:
Included in Cost of Goods Sold	475	76	245
Other	611	122	222
Borrowing Availability (End of Period)	5,830	24,874	21,681
Working Capital (End of Period)	12,341	43,826	44,034
CALCULATION OF EBITDA
(In Thousands)

	Q2	Q1	Q2
	2005	2006	2006
Net Loss	$(3,745)	$(1,137)	$(1,316)
Interest Expense	1,187	2,825	938
Income Tax Expense	—	—	—
Depreciation and Amortization	2,020	1,654	1,127

EBITDA	$(538)	$3,342	$749